Exhibit 99.1

DONALD F. SHAW

ELECTED TO

KEWAUNEE SCIENTIFIC BOARD OF DIRECTORS

Exchange: NASDAQ (KEQU)	Contact:	D. Michael Parker
704-871-3290

STATESVILLE, NC, June 3, 2013 / PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) announced today the election of Donald F. Shaw to Kewaunee Scientific’s Board of Directors, effective June 1, 2013.

Mr. Shaw, a resident of Tempe, Arizona, served as President, Chief Executive Officer, and Chairman of the Board of ISEC, Inc. from 2004 until his retirement in March 2013. Mr. Shaw held the position of Executive Vice President of ISEC, Inc. from 1988-2004 and served in various sales management positions with ISEC from 1977-1988.

ISEC, with annual sales in excess of $200 million, is a high-end commercial interior subcontractor, furnishing and installing laboratory furniture, architectural woodwork, ornamental metals, and building specialties.

“We are delighted to have Don join our Board,” said William A. Shumaker, Chairman of the Board and Chief Executive Officer of Kewaunee Scientific. “Don’s wealth of knowledge in the construction industry and his leadership experience as Chief Executive Officer of a highly successful company make him an extremely valuable addition to the Kewaunee Scientific Board.”

Mr. Shaw holds degrees in Economics and History from Westminster College, Salt Lake City, Utah.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Healthcare furniture products include laminate casework, storage systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

Kewaunee Scientific’s corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific’s website is located at http://www.kewaunee.com.